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                                  EXHIBIT 28.2





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       Defiance, Inc.
       [LOGO]                 1111 Chester Ave., Suite 750
                              Cleveland, OH 44114-3516

                              (216) 861-6300
                              (216) 861-6006 (FAX)



                                                      FOR  IMMEDIATE RELEASE


  DEFIANCE, INC.  ANNOUNCES STOCK REPURCHASE PROGRAM
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  AND DECLARES REGULAR OUARTERLY DIVIDEND
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  CLEVELAND, Ohio, January 24,1996 -- Directors of Defiance, Inc. (Nasdaq
  NNM:DEFI) today declared a regular quarterly dividend of $.04 per share, payable March 5, 1996 to shareholders of record February 15, 1996. Directors also authorized the company to establish a stock repurchase program.

  The company will initiate a stock repurchase program effective today for up to 1,000,000 shares, or 15% of its 6,573,450 currently oustanding common shares, over a three-year period. Shares purchased will be held by the company as Treasury Stock.

  Jerry A. Cooper, president and chief executive officer, said, "By authorizing this stock repurchase program and affirming our quarterly dividend of $.04 per share, our board of directors has expressed confidence in the long-term growth prospects of Defiance and their belief that the company's stock represents an excellent investment opportunity. This program is flexible and can be implemented without detracting from Defiance's business strategies or investment opportunities."

  Defiance, Inc. is recognized as a world-class supplier of tooling systems, testing services, and precision machined components to the U.S.
  transportation industry, with headquarters in Cleveland, Ohio.


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       Contact: Patrick Gallagher, Edward Howard & Co., (216) 781-2400